SIGNATURE PAGE



For period ending 06/30/95

File number 811--1149


This report is signed on behalf of the registrant in the City of New York and State of New York on the 30th day of August, 1995.





PENNSYLVANIA MUTUAL FUND






By:   /s/ Charles M. Royce       Witness: /s/ Susan I. Grant
      Charles M. Royce                   Susan I. Grant
      President                          Secretary